EXHIBIT 99

MBT Financial Corp. Announces Third Quarter 2015 Profit

MONROE, Mich., October 26, 2015 – MBT Financial Corp., (Nasdaq: MBTF), the parent company of Monroe Bank & Trust, reported a net profit of $3,006,000 ($0.13 per share, basic and diluted), in the third quarter of 2015, compared to a profit of $1,712,000 ($0.08 per share, basic and $0.07 per share, diluted), in the third quarter of 2014. The net profit for the nine months ended September 30, 2015 was $8,068,000 ($0.35 per share, basic and diluted), compared to $5,166,000 ($0.24 per share, basic and $0.23 per share, diluted) in the nine months ended September 30, 2014.

Earnings for the Company improved this quarter due to improvements in net interest income, non-interest income, and non-interest expenses. The net interest margin decreased from 3.17% in the third quarter of 2014 to 3.11% in the third quarter of 2015, but the average amount of interest earning assets increased $65.6 million. As a result, net interest income improved by 4.2% in the third quarter of 2015 compared to the third quarter of 2014.

The provision for loan losses increased $500,000 compared to the third quarter of 2014 from a recovery of $700,000 in 2014 to a recovery of $200,000 this quarter. Improving asset quality and recoveries of loans previously charged off allowed the bank to maintain an adequate Allowance for Loan Losses while recording its second negative quarterly provision in 2015. Loans charged off during the quarter totaled $192,000, while $309,000 was recovered on loans charged off previously. Total Loans increased $14.5 million during the first three quarters of 2015, but the continued improvement in asset quality enabled the Company to reduce the Allowance for Loan and Lease Losses from 2.24% of loans at the end of 2014 to 2.08% as of the end of the third quarter.

Non-interest income increased $1.9 million, or 87.2% in the third quarter of 2015 compared to the third quarter of 2014. Excluding gains and losses from securities and other real estate transactions, non-interest income increased $147,000, or 3.9% as deposit account fees, debit card income, and mortgage loan origination fees all increased.

Total non-interest expenses decreased $196,000, or 2.1% in the third quarter of 2015 compared to the third quarter of 2014. Expenses related to Other Real Estate Owned decreased $128,000 or 68.4% due to the decrease in the number of properties owned. FDIC insurance decreased $63,000 or 22.9% as the assessment rate decreased when the FDIC and the State of Michigan terminated the Bank’s informal regulatory agreement in 2015.

Total assets of the company increased $38.1 million, or 3.0% compared to December 31, 2014. Total loans increased $14.5 million since the end of 2014. Capital increased $11.6 million since the end of last year primarily due to the year to date profit of $8.1 million. The Accumulated Other Comprehensive Income (AOCI) component of capital increased $3.3 million compared to the end of 2014. The AOCI increased mainly due to an increase in the market values of our investment securities that are classified as available for sale. The ratio of equity to assets increased from 10.52% at the end of 2014 to 11.10% at September 30, 2015. The Bank’s Tier 1 Leverage ratio increased from 9.55% as of December 31, 2014 to 10.63% as of September 30, 2015.

H. Douglas Chaffin, President and CEO, commented, “We are pleased with our results for the first three quarters of 2015, and we believe that our balance sheet is positioned to produce better earnings results when interest rates increase. While we remain concerned about the effect of global and national issues on our local economy, we plan to continue our efforts to improve profitability by growing our loan portfolio and improving our operational efficiency. After the end of the third quarter we began an efficiency initiative that will provide meaningful expense reductions beginning in the first quarter of 2016. Our current environment still presents challenges, but we remain confident in our ability to maintain our position as the premier independent provider of financial services in the communities we serve.”

Conference Call

MBT Financial Corp. will hold a conference call to discuss the third quarter results on Tuesday, October 27, 2015, at 10:00 a.m. Eastern Time. The call will be webcast and can be accessed at the Investor Relations/Corporate Profile page of MBT Financial Corp.’s web site www.mbandt.com. The call can also be accessed in the United States by calling toll free (877) 510-3783. The toll free number for callers in Canada is (855) 669-9657 and international callers can access the call at (412) 902-4136. A replay will be available one hour after the conclusion of the call at (877) 344-7529, Conference #10073255. The replay will be available until November 27, 2015 at 9:00 a.m. Eastern. The webcast will be archived on the Company’s web site and available for twelve months following the call.

About the Company:

MBT Financial Corp. (NASDAQ: MBTF), a bank holding company headquartered in Monroe, Michigan, is the parent company of Monroe Bank & Trust (“MBT”). Founded in 1858, MBT is one of the largest independently owned community banks in Southeast Michigan.  With over $1.3 billion in assets, MBT is a full-service bank, offering a complete range of business and personal accounts, credit and mortgage options, investment and retirement services and award-winning financial literacy outreach.  MBT employee volunteers contribute approximately 9,000 hours of community service annually. MBT’s Commercial Lending Group is a top SBA and MEDC lending partner. MBT’s Wealth Management Group (“WMG”) is one of the largest and most respected in Michigan.  The Michigan Bankers Association ranks MBT fourth among all Michigan banks for total trust assets. With offices and ATMs in Monroe, Wayne, and Lenawee Counties, convenient mobile and online banking, a robust online and social media presence and a comprehensive array of products and services, MBT prides itself in offering World Class Banking with a Local Address. Visit MBT’s website at www.mbandt.com.

Forward-Looking Statements

Certain statements contained herein are not based on historical facts and are "forward-looking statements" within the meaning of Section 21A of the Securities Exchange Act of 1934. Forward-looking statements which are based on various assumptions (some of which are beyond the Company's control), may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as "may," "will," "believe," "expect," "estimate," "anticipate," "continue," or similar terms or variations on those terms, or the negative of these terms. Actual results could differ materially from those set forth in forward-looking statements, due to a variety of factors, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset/liability management, change in the financial and securities markets, including changes with respect to the market value of our financial assets, the availability of and costs associated with sources of liquidity, and the ability of the Company to resolve or dispose of problem loans. The Company undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

MBT FINANCIAL CORP.

CONSOLIDATED FINANCIAL HIGHLIGHTS - UNAUDITED

	Quarterly					Year to Date
	2015	2015	2015	2014	2014
(dollars in thousands except per share data)	3rd Qtr	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2015	2014

EARNINGS
Net interest income	$9,224	$9,081	$9,342	$8,802	$8,852	$27,647	$25,899
FTE Net interest income	$9,358	$9,213	$9,474	$8,934	$8,989	$28,045	$26,322
Provision for loan and lease losses	$(200)	$-	$(800)	$-	$(700)	$(1,000)	$(500)
Non interest income	$3,978	$3,805	$3,625	$3,980	$2,125	$11,408	$9,373
Non interest expense	$9,166	$9,730	$9,819	$9,815	$9,362	$28,715	$28,852
Net income	$3,006	$2,285	$2,777	$2,149	$1,712	$8,068	$5,166
Basic earnings per share	$0.13	$0.10	$0.12	$0.09	$0.08	$0.35	$0.24
Diluted earnings per share	$0.13	$0.10	$0.12	$0.09	$0.07	$0.35	$0.23
Average shares outstanding	22,748,974	22,733,739	22,721,845	22,697,204	22,691,593	22,734,952	21,911,996
Average diluted shares outstanding	22,949,063	22,931,544	22,906,334	22,956,549	22,986,918	22,916,444	22,203,459

PERFORMANCE RATIOS
Return on average assets	0.93%	0.72%	0.89%	0.70%	0.56%	0.84%	0.57%
Return on average common equity	8.48%	6.48%	8.28%	6.45%	5.21%	7.74%	5.65%

Base Margin	3.05%	3.04%	3.10%	3.07%	3.09%	3.07%	3.09%
FTE Adjustment	0.04%	0.04%	0.05%	0.05%	0.05%	0.04%	0.05%
Loan Fees	0.02%	0.04%	0.12%	0.02%	0.03%	0.06%	0.03%
FTE Net Interest Margin	3.11%	3.12%	3.27%	3.14%	3.17%	3.17%	3.17%

Efficiency ratio	67.83%	73.18%	73.66%	75.19%	71.66%	71.54%	74.51%
Full-time equivalent employees	346	350	355	366	370	350	369

CAPITAL
Average equity to average assets	10.96%	11.09%	10.70%	10.78%	10.71%	10.92%	10.16%
Book value per share	$6.42	$6.11	$6.17	$5.92	$5.76	$6.42	$5.76
Cash dividend per share	$-	$-	$-	$-	$-	$-	$-

ASSET QUALITY
Loan Charge-Offs	$192	$407	$322	$455	$3,353	$921	$5,689
Loan Recoveries	$309	$295	$1,105	$533	$2,182	$1,709	$3,110
Net Charge-Offs	$(117)	$112	$(783)	$(78)	$1,171	$(788)	$2,579

Allowance for loan and lease losses	$12,996	$13,079	$13,191	$13,208	$13,130	$12,996	$13,130

Nonaccrual Loans	$10,623	$11,135	$12,329	$13,040	$13,351	$10,623	$13,351
Loans 90 days past due	$6	$-	$3	$10	$7	$6	$7
Restructured loans	$20,972	$22,812	$22,788	$22,896	$24,094	$20,972	$24,094
Total non performing loans	$31,601	$33,947	$35,120	$35,946	$37,452	$31,601	$37,452
Other real estate owned & other assets	$2,154	$4,237	$4,893	$5,633	$6,043	$2,154	$6,043
Nonaccrual Investment Securities	$-	$-	$-	$-	$-	$-	$-
Total non performing assets	$33,755	$38,184	$40,013	$41,579	$43,495	$33,755	$43,495

Classified Loans	$34,948	$41,952	$46,668	$48,978	$48,662	$34,948	$48,662
Other real estate owned & other assets	$2,154	$4,237	$4,893	$5,633	$6,043	$2,154	$6,043
Classified Investment Securities	$-	$-	$-	$-	$-	$-	$-
Total classified assets	$37,102	$46,189	$51,561	$54,611	$54,705	$37,102	$54,705

Net loan charge-offs to average loans	-0.07%	0.07%	-0.52%	-0.05%	0.78%	-0.17%	0.58%
Allowance for loan losses to total loans	2.08%	2.09%	2.13%	2.16%	2.24%	2.08%	2.24%
Non performing loans to gross loans	5.05%	5.43%	5.67%	5.88%	6.39%	5.05%	6.39%
Non performing assets to total assets	2.56%	2.96%	3.06%	3.25%	3.47%	2.56%	3.47%
Classified assets to total capital	24.54%	31.36%	35.70%	41.64%	42.73%	24.54%	42.73%
Allowance to non performing loans	41.13%	38.53%	37.56%	36.74%	35.06%	41.13%	35.06%

END OF PERIOD BALANCES
Loans and leases	$625,406	$625,172	$619,385	$610,880	$586,152	$625,406	$586,152
Total earning assets	$1,212,892	$1,177,475	$1,196,949	$1,160,371	$1,135,016	$1,212,892	$1,135,016
Total assets	$1,316,719	$1,292,104	$1,307,053	$1,278,657	$1,251,812	$1,316,719	$1,251,812
Deposits	$1,136,809	$1,121,280	$1,135,312	$1,111,811	$1,089,484	$1,136,809	$1,089,484
Interest Bearing Liabilities	$904,297	$898,116	$914,569	$908,590	$894,753	$904,297	$894,753
Shareholders' equity	$146,154	$138,864	$140,208	$134,536	$130,652	$146,154	$130,652
Tier 1 Capital (Bank)	$138,163	$134,215	$131,235	$117,944	$114,898	$138,163	$114,898
Total Shares Outstanding	22,761,327	22,741,898	22,730,647	22,718,077	22,694,906	22,761,327	22,694,906

AVERAGE BALANCES
Loans and leases	$624,921	$621,010	$615,994	$606,060	$597,771	$620,676	$597,699
Total earning assets	$1,190,561	$1,183,291	$1,176,825	$1,131,448	$1,124,988	$1,183,612	$1,111,019
Total assets	$1,283,384	$1,275,744	$1,270,661	$1,225,996	$1,217,640	$1,276,642	$1,202,540
Deposits	$1,130,807	$1,121,658	$1,124,633	$1,085,325	$1,079,425	$1,125,723	$1,068,156
Interest Bearing Liabilities	$903,648	$906,725	$917,079	$880,276	$884,832	$909,102	$883,221
Shareholders' equity	$140,619	$141,507	$135,971	$132,121	$130,404	$139,382	$122,203

MBT FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED

	Quarter Ended September 30,		Nine Months Ended September 30,
Dollars in thousands (except per share data)	2015	2014	2015	2014
Interest Income
Interest and fees on loans	$7,225	$7,255	$21,811	$21,355
Interest on investment securities-
Tax-exempt	278	288	826	892
Taxable	2,437	2,222	7,301	6,540
Interest on balances due from banks	24	32	64	86
Total interest income	9,964	9,797	30,002	28,873

Interest Expense
Interest on deposits	562	767	1,826	2,423
Interest on borrowed funds	178	178	529	551
Total interest expense	740	945	2,355	2,974

Net Interest Income	9,224	8,852	27,647	25,899
Provision For Loan Losses	(200)	(700)	(1,000)	(500)

Net Interest Income After
Provision For Loan Losses	9,424	9,552	28,647	26,399

Other Income
Income from wealth management services	1,163	1,194	3,576	3,496
Service charges and other fees	1,134	1,054	3,058	2,954
Debit Card income	594	557	1,749	1,588
Net gain on sales of securities	16	(1,020)	274	(744)
Net gain (loss) on other real estate owned	36	(634)	(248)	(964)
Origination fees on mortgage loans sold	184	80	450	230
Bank Owned Life Insurance income	358	357	991	1,062
Other real estate owned rent	68	99	205	364
Other	425	438	1,353	1,387
Total other income	3,978	2,125	11,408	9,373

Other Expenses
Salaries and employee benefits	5,694	5,631	17,318	17,163
Occupancy expense	648	626	2,074	2,040
Equipment expense	708	723	2,232	2,002
Marketing expense	267	225	821	640
Professional fees	481	681	1,607	1,620
Other real estate owned expense	59	187	364	887
FDIC deposit insurance assessment	212	275	1,055	1,535
Bonding and other insurance expense	203	258	660	777
Telephone expense	113	108	317	355
Other	781	648	2,267	1,833
Total other expenses	9,166	9,362	28,715	28,852

Profit Before Income Taxes	4,236	2,315	11,340	6,920
Income Tax Expense	1,230	603	3,272	1,754
Net Profit	$3,006	$1,712	$8,068	$5,166

Basic Earnings Per Common Share	$0.13	$0.08	$0.35	$0.24

Diluted Earnings Per Common Share	$0.13	$0.07	$0.35	$0.23

Dividends Declared Per Common Share	$-	$-	$-	$-

MBT FINANCIAL CORP.

CONSOLIDATED BALANCE SHEETS

	(Unaudited)
Dollars in thousands	September 30, 2015	December 31, 2014
Assets
Cash and Cash Equivalents
Cash and due from banks
Non-interest bearing	$8,205	$15,957
Interest bearing	58,220	36,165
Total cash and cash equivalents	66,425	52,122

Securities - Held to Maturity	37,492	32,613
Securities - Available for Sale	487,626	473,176
Federal Home Loan Bank stock - at cost	4,148	7,537
Loans held for sale	1,597	548

Loans	623,809	610,332
Allowance for Loan Losses	(12,996)	(13,208)
Loans - Net	610,813	597,124

Accrued interest receivable and other assets	25,275	29,465
Other Real Estate Owned	2,154	5,615
Bank Owned Life Insurance	52,730	51,825
Premises and Equipment - Net	28,459	28,632
Total assets	$1,316,719	$1,278,657

Liabilities
Deposits:
Non-interest bearing	$247,512	$218,221
Interest-bearing	889,297	893,590
Total deposits	1,136,809	1,111,811

Repurchase agreements	15,000	15,000
Accrued interest payable and other liabilities	18,756	17,310
Total liabilities	1,170,565	1,144,121

Shareholders' Equity
Common stock (no par value)	23,345	23,037
Retained Earnings	122,200	114,132
Unearned Compensation	(15)	-
Accumulated other comprehensive income (loss)	624	(2,633)
Total shareholders' equity	146,154	134,536
Total liabilities and shareholders' equity	$1,316,719	$1,278,657

FOR FURTHER INFORMATION:
H. Douglas Chaffin	John L. Skibski	Julian J. Broggio
Chief Executive Officer	Chief Financial Officer	Director of Marketing
(734) 384-8123	(734) 242-1879	(734) 240-2341
doug.chaffin@mbandt.com	john.skibski@mbandt.com	julian.broggio@mbandt.com